SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
                    THE SECURITIES EXCHANGE ACT OF 1934


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Check the appropriate box:

    |_|  Preliminary Proxy Statement      |_|  Confidential, for Use of the
                                               Commission Only (as permitted
                                               by Rule 14a-6(e)(2))
    |_|  Definitive Proxy Statement
    |X|  Definitive Additional Materials
    |_|  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                              JOINT FILING BY:
            ASARCO INCORPORATED AND CYPRUS AMAX MINERALS COMPANY
------------------------------------------------------------------------------
              (Name of Registrant as Specified In Its Charter)


                                    N/A
------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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    |_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.
         (1)   Title of each class of securities to which transaction applies:
         (2)   Aggregate number of securities to which transaction applies:
         (3)   Per unit price or other underlying value of transaction computed
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         (4)   Date Filed: __________________________________________________

             As filed with the Commission on September 20, 1999

                                                         SEPTEMBER 17, 1999


Dear Shareholders:

THE ASARCO CYPRUS MERGER MEANS ENHANCED SHAREHOLDER VALUE. By VOTING FOR the Asarco Cyprus merger on September 30, you will:

    o    own the largest publicly-traded copper company in the world;

    o receive a cash payment of $5.00 per Asarco Cyprus share after the merger's closing; and

    o realize ongoing value through Asarco Cyprus' global presence, world-class properties, enhanced financial strength and increased shareholder liquidity.

By VOTING FOR the Asarco Cyprus merger, you are voting for a transaction that:

    o    is accretive to shareholders;

    o positions shareholders to benefit from 100 percent of the $275 million of annual cost savings created by the merger; and

    o gives shareholders an investment unequalled in the copper industry in terms of the combination of a pipeline of growth properties, operating efficiencies and earnings power.

By VOTING FOR the Asarco Cyprus merger YOU WILL SUBSTANTIALLY INCREASE THE POTENTIAL VALUE AND POWER OF YOUR INVESTMENT.

This is why Phelps Dodge wants to breakup the Asarco Cyprus merger. PHELPS DODGE DOES NOT WANT YOU to create Asarco Cyprus. Phelps Dodge would rather have you GIVE UP MUCH OF WHAT YOU WOULD REALIZE IN AN ASARCO CYPRUS COMBINATION TO PHELPS DODGE'S SHAREHOLDERS.

In the three-way deal proposed by Phelps Dodge, Asarco Cyprus would contribute:

    o    57% of production;

    o    61% of reserves;

    o    lower cash costs;

    o    4 of the 5 lowest cost mines;

    o    60% of the copper margin;

    o    92% of the synergies; and

    o    91% of the cash.

Yet, for all this, PHELPS DODGE WILL ONLY GIVE YOU 43% OF THE OWNERSHIP.

In a virtually unprecedented action, Cyprus Amax and Asarco publicly stated the offer price at which they would consider a three-way combination with Phelps Dodge. Phelps Dodge ignored this response and proceeded with an expensive and hostile solicitation, including several lawsuits in an attempt to break up our merger.

We think you should know that Phelps Dodge can't complete its exchange offer by September 30. Also, its offers are subject to numerous conditions, including anti-trust clearance and the approval of its own shareholders.

THE CYPRUS AMAX AND ASARCO BOARDS UNANIMOUSLY REJECTED PHELPS DODGE'S EXCHANGE OFFERS AS INADEQUATE AND NOT IN THE BEST INTERESTS OF CYPRUS AMAX AND ASARCO SHAREHOLDERS. THE BOARDS UNANIMOUSLY RECOMMEND THAT SHAREHOLDERS VOTE FOR THE MERGER ON SEPTEMBER 30, 1999.

It is the only transaction that assures you of value. It is the only transaction you can count on.

We thank you for your support. We urge you to sign, date, and mail the WHITE proxy card today.

        /s/ Francis R. McAllister           /s/ Milton H. Ward

        Francis R. McAllister               Milton H. Ward
        Chairman and Chief Executive        Chairman, Chief Executive officer
          Officer                              and President
        ASARCO Incorporated                 of Cyprus Amax Minerals Company


                                      IMPORTANT
If your shares of Common Stock are held in the name of a bank or brokerage firm, only that firm can execute a proxy card on your behalf. Please contact the person responsible for your account and give instructions for a WHITE proxy card to be voted FOR the merger.

If you need assistance or information, please call our proxy solicitors:

        Asarco Shareholders:                  Cyprus Amax Shareholders:
         MORROW & CO., INC.                          GEORGESON
          at (800) 662-5200                          SHAREHOLDER
 or CHRIS SCHULTZ, Treasurer, Asarco             COMMUNICATIONS INC
          at (212) 510-2329                       at (800) 223-2064
                                           or JOHN TARABA, VP and Controller,
                                                   Cyprus Amax
                                                 at (303) 643-5244



                     TO ALL ASARCO CYPRUS SHAREHOLDERS

SINCE ASARCO CYPRUS BRINGS THIS TO A THREE WAY COMBINATION WITH PHELPS
DODGE......


      COPPER PRODUCTION                               CASH

 [Pie chart depicting copper production      [Pie chart depicting cash brought
 brought by Asarco Cyprus (57%) and          by Asarco Cyprus (91%) and Phelps
 Phelps Dodge (43%)]                         Dodge (9%)]


     COPPER RESERVES                               COPPER MARGIN

 [Pie chart depicting copper reserves        [Pie chart depicting copper margin
 brought by Asarco Cyprus (61%) and          brought by Asarco Cyprus (60%) and
 Phelps Dodge (39%)]                         Phelps Dodge (40%)]


    LOW COST MINES                                  SYNERGIES

 [Pie chart depicting low cost mines         [Pie chart depicting synergies
 brought by Asarco Cyprus (80%) and          brought by Asarco Cyprus (92%)
 Phelps Dodge (20%)]                         and Phelps Dodge (8%)]


                  WHY SHOULD YOU BECOME A MINORITY OWNER?

                                 OWNERSHIP

                     [Pie chart depicting ownership of
                Asarco Cyprus (43%) and Phelps Dodge (57%)]



                    VOTE "FOR" THE ASARCO CYPRUS MERGER
                              ON SEPTEMBER 30